As filed with the Securities and Exchange Commission on July 20, 2017

Registration No. 333-189746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-189746

UNDER THE SECURITIES ACT OF 1933

Virtu KCG Holdings LLC

(formerly known as KCG Holdings, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-3898306
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

300 Vesey Street

New York, New York 10282

Telephone: (646) 682-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

KCG Holdings, Inc. Amended and Restated Equity Incentive Plan

Knight Capital Group, Inc. 2006 Equity Incentive Plan

Knight Capital Group, Inc. 2003 Equity Incentive Plan

Knight Capital Group, Inc. 1998 Long Term Incentive Plan

Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan

(Full title of the plan)

Justin Waldie

Senior Vice President, General Counsel & Secretary

Virtu KCG Holdings LLC
300 Vesey Street

New York, New York 10282
Telephone: (646) 682-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

On July 1, 2013, Virtu KCG Holdings LLC, a Delaware limited liability company (formerly known as KCG Holdings, Inc., a Delaware corporation), (“KCG”), filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-189746 (the “Registration Statement”), which registered the offer and sale of 21,918,383 shares of KCG’s Class A Common Stock (“Shares”) consisting of (i) 17,538,663 Shares issuable under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan; (ii) 3,208,984 Shares issuable pursuant to outstanding restricted stock units under the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan; (iii) 388,842 Shares issuable under the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan, which were subsequently deregistered pursuant to Post-Effective Amendment No. 1, filed with the SEC on October 17, 2014; (iv) 83,605 Shares issuable pursuant to outstanding stock options under the Knight Capital Group, Inc. 2006 Equity Incentive Plan; (v) 523,351 Shares issuable pursuant to outstanding stock options under the Knight Capital Group, Inc. 2003 Equity Incentive Plan; (vi) 158,272 Shares issuable pursuant to outstanding stock options under the Knight Capital Group, Inc. 1998 Long Term Incentive Plan; and (vii) 16,666 Shares issuable pursuant to outstanding stock options under the Knight Capital Group, Inc. 1998 Non-Employee Director Stock Option Plan.

On July 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 20, 2017, by and among Virtu Financial, Inc. (“Virtu”), Orchestra Merger Sub, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Virtu, and KCG, Merger Sub merged with and into KCG, with KCG continuing as the surviving company and an indirect wholly owned subsidiary of Virtu (the “Merger”). In connection with the closing of the Merger, KCG is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by KCG in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, KCG hereby removes and withdraws from registration all securities of KCG registered pursuant to the Registration Statement that remain unsold as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 20, 2017.

VIRTU KCG HOLDINGS LLC
(formerly known as KCG Holdings, Inc.)

By:	/s/ Justin Waldie
Name:	Justin Waldie
Title:	Senior Vice President, General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

3